Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Brookfield Infrastructure Partners L.P. (the “Company”) on Form F-3 of our report dated February 26, 2010, relating to the consolidated financial statements of Longview Timber Holdings, Corp. as of and for the year ended December 31, 2009, appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Portland, Oregon

June 29, 2010